Exhibit 99.1

Benihana of Tokyo Appeals Court Decision

    MIAMI--(BUSINESS WIRE)--Jan. 20, 2006--Benihana Inc. (the "Company") (NASDAQ:BNHNA and BNHN), today announced that Benihana of Tokyo, Inc. ("BOT") had filed a notice of appeal with respect to the recent decision of the Delaware Court of Chancery upholding the Company's issuance of preferred stock to BFC Financial Corporation. Joel Schwartz, the President of the Company, stated that "the Company is confident that the trial court's carefully reasoned decision upholding the Company's actions will be affirmed on appeal."

    About Benihana

    Benihana, now in its 41st year operates 72 restaurants nationwide, including 56 Benihana teppanyaki restaurants, seven Haru sushi restaurants, eight RA Sushi Bar Restaurants and one Doraku restaurant. Under development at present are ten restaurants - two Benihana teppanyaki restaurants and eight RA Sushi restaurants. In addition, a total of 23 franchised Benihana teppanyaki restaurants are now open or under development in the U.S. and Latin America.

    Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes in customers' tastes and preferences, acceptance of the Company's concepts in new locations, obtaining qualified personnel, industry cyclicality, fluctuations in customer demand, the seasonal nature of the business, fluctuations of commodities costs, the ability to complete construction of new units in a timely manner, obtaining governmental permits on a reasonably timely basis, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

    CONTACT: Benihana Inc.
             Joel A. Schwartz or Michael R. Burris
             305-593-0770
                     or
             Anreder & Company
             Steven Anreder, 212-532-3232